Exhibit 99.1

PRESS RELEASE

Pieris Pharmaceuticals Announces $16.5 Million Private Placement

BOSTON, MA – June 3, 2016 – Pieris Pharmaceuticals, Inc. (NASDAQ:PIRS) announced today that it entered into a securities purchase agreement for a private placement with a select group of institutional investors, including lead investor BVF Partners L.P. and its affiliates as well as existing and new investors. The private placement will consist of 8,188,804 units, at a price of $2.015 per unit, for gross proceeds of approximately $16.5 million, before deducting placement agent fees and offering expenses. Each unit will consist of (i) one share of Pieris’ common stock or non-voting series A convertible preferred stock convertible into one share of common stock, (ii) 0.40 warrants to purchase one share of common stock at an exercise price of $2.00 per share and (iii) 0.20 warrants to purchase one share of common stock at an exercise price of $3.00 per share. Each share of non-voting series A convertible preferred stock is priced at $2,015 per share, and is convertible into 1,000 shares of Pieris common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.99% of the total number of shares of Pieris common stock then outstanding. The warrants will be exercisable for a period of five years from the date of issuance. The closing of the financing is expected to take place on or about June 8, 2016, and is subject to standard closing conditions. Pieris expects to use the proceeds from the financing towards further development and pre-clinical and clinical work of the Company’s proprietary Anticalin® product portfolio, including product candidates PRS-080, PRS-060 and PRS-343 programs, as well as the development of other programs and product candidates, and general corporate purposes.

Cowen and Company acted as lead placement agent for the transaction and Oppenheimer & Co. and Trout Capital acted as co-placement agents.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pieris has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock, the shares of common stock issuable upon the conversion of the series A convertible preferred stock, and the common stock issuable upon the exercise of the warrants issued in this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Pieris

Pieris Pharmaceuticals (Pieris) is a clinical-stage biotechnology company that discovers and develops Anticalin-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multi-specifics tailored for the tumor micro-environment, an inhaled Anticalin to treat uncontrolled asthma and a half-life-optimized Anticalin to treat anemia. Proprietary to Pieris, Anticalins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin®, Anticalins® are registered trademarks of Pieris. For more information visit www.pieris.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timing of the consummation of the private placement and the expected receipt and use of proceeds from the private placement; references to novel technologies and methods; our business and product development plans; projected timing and outcomes of clinical trials; our liquidity and ability to fund our future operations; our ability to achieve certain milestones and receive future milestone or royalty payments; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s Quarterly Reports on Form 10-Q.

Company Contact:

Pieris Pharmaceuticals, Inc.

Darlene Deptula-Hicks

SVP & Chief Financial Officer

+1-603-553-5803

deptula@pieris.com

Investor Relations Contact:

The Trout Group

Thomas Hoffmann

+1-646-378-2931

thoffmann@troutgroup.com